Exhibit 99
                                [MILLENIUM LOGO]

                                IMMEDIATE RELEASE


   MILLENIUM HOLDING GROUP SECURES UP TO $15 MILLION FROM FUSION CAPITAL FUND
                   IN CONNECTION WITH PROPOSED SUTURA MERGER

                                Proceeds to Help
                 Drive US & European Growth of Combined Company

Las Vegas, NV - July 21, 2004 - Millenium Holding Group, Inc. (OTCBB: MNHG), in conjunction with Sutura, Inc., a California-based medical device company, today announced an agreement to obtain up to $15 million in equity financing from Fusion Capital Fund II, LLC, a Chicago-based institutional investor, with an option to obtain up to an additional $5 million. The agreement with Fusion Capital follows the announcement of a proposed merger between Millenium and Sutura, and satisfies one of the key closing conditions of the planned merger.

Under terms of the financing agreement, Fusion Capital has agreed to purchase from the surviving company, after the merger has been consummated, up to $15.0 million of the surviving company's common stock over a 30-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month the surviving company has the right to sell to Fusion Capital $500,000 of its common stock at a purchase price based upon the market price of the Company's common stock on the date of each sale, without any fixed discount to the market price. The surviving company has the right to control the timing and the amount of stock sold to Fusion Capital and has the right to terminate the agreement at any time without any additional cost.

With this financing commitment secured, Sutura and Millenium will now seek the approval of their respective shareholders for the proposed merger. Upon completion of the merger, the surviving company will use the proceeds to help launch and market Sutura's products in the fast growing United States medical device market, as well as expand the Company's European presence.

"With the necessary US & European government approvals in place, and endorsement of our innovative suture solutions by the medical community, the next critical step in our development is capital to fuel our growth initiatives," said Anthony Nobles, CEO/President of Sutura, Inc. "We are therefore extremely excited to reach this milestone in our merger with Millenium, as we aim to increase awareness and sales of our patented medical device technology."

"This financing agreement is a significant step towards consummating our proposed merger with Sutura," said Richard Ham, CEO/President of Millenium Holding Group. "We now look forward to confirming the approval of our shareholders, completing the merger and positioning the combined company to capture a greater percentage of the growing $450 million vessel closure market."

The agreement with Fusion Capital also provides that at the surviving company's sole option, Fusion Capital can be required to purchase lesser amounts of common stock. At the surviving company's sole option under certain conditions, Fusion Capital can be required to purchase greater amounts of common stock each month, up to $15.0 million in the aggregate. The surviving company also has the right, at its election, to enter into a new agreement with Fusion Capital under which Fusion Capital would be required to purchase up to $5.0 million of common stock on the same terms and conditions as the original agreement. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever. A more detailed description of the transaction is set forth in the Company's report on Form 8-K, to be shortly filed with the SEC.

                                     -more-

About Sutura, Inc.

Sutura(R), Inc. (www.suturaus.com) is a medical device company that has developed a line of innovative, minimally invasive vessel closure devices to suture the puncture created in the femoral artery during catheter-based procedures, primarily in the fields of cardiology and radiology. The SuperStitch(R) devices allow physicians to close the femoral puncture site using the catheter sheath introducer to access the femoral artery wound. Sutura believes that its products will allow a physician to more quickly and safely conclude catheter-based procedures and, in addition, allow the patient to become ambulatory sooner than with traditional methods of managing arterial puncture wounds. Sutura has received 510(k) clearance from the FDA to sell its F8 & F6 SuperStitch(R) devices in the United States and has the CE mark permitting sale in Europe. Sutura has also met all of the registration requirements for selling the SuperStitch(R) devices in Australia. Sutura's headquarters are in Fountain Valley, California "Sutura(R)" and "SuperStitch(R)" are registered trademarks.

About Fusion Capital

Fusion Capital Fund II LLC is a broad based investment fund, based in Chicago. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital. For more information see: www.fusioncapital.com.

         FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements in this press release may contain projections or "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words "aim", "plan", "likely", "believe", "expect", "anticipate", "intend", "estimate", "will", "should", "could", "may", and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements. Our actual results and future trends may differ materially from our forward-looking statements depending on a variety of factors including satisfaction or waiver of all closing conditions leading to consummation of the proposed merger, the timing or amount of the funds received from the contemplated Fusion Capital financing transaction being sufficient to support the combined company's operations and planned expansion of U.S. and worldwide marketing efforts, the acceptance of the SuperStitch(R) devices by medical providers and the marketplace in general and the success of the proposed marketing plan, and the continued growth of the vessel closure marketplace.

Contact: Ruder Finn Investor Relations
         212 715-1679
         212 593-6445